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                                                                      Exhibit 16


                             LETTERHEAD OF KPMG LLP


December 5, 2003



Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Parallel Petroleum Corporation and, under the date of March 14, 2003, we reported on the consolidated financial statements of Parallel Petroleum Corporation as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002. On December 2, 2003, we resigned. We have read Parallel Petroleum Corporation's statement included under Item 4 of its Form 8-K dated December 9, 2003, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP